Exhibit 99.1

Investor and Media Inquiries: Maeve Conneighton Argot Partners 212-600-1902	Willie Quinn Sunesis Pharmaceuticals Inc. 650-266-3716

Sunesis Pharmaceuticals Reports First Quarter 2019 Financial Results and Recent Highlights

Phase 1b/2 Trial of Vecabrutinib Advances into 200 mg Cohort

Sunesis to Host Conference Call Today at 4:30 PM Eastern Time

SOUTH SAN FRANCISCO, Calif., May 8, 2019 -- Sunesis Pharmaceuticals, Inc. (Nasdaq: SNSS) today reported financial results for the first quarter ended March 31, 2019. Loss from operations for the three months ended March 31, 2019 was $5.7 million. As of March 31, 2019, cash and cash equivalents totaled $24.8 million.

“We continue our focus on the execution of the Phase 1b/2 trial of vecabrutinib and are excited to announce that we have completed the safety evaluation period for the 100 mg cohort, enabling us to advance the trial into the 200 mg cohort,” said Dayton Misfeldt, Interim Chief Executive Officer of Sunesis. “To date, vecabrutinib appears to be well tolerated in the context of disease, and we will be providing a clinical update on the study at the European Hematology Association annual meeting in June.”

Mr. Misfeldt continued, “Underscoring our clinical progress is a strengthened financial position. We began the first quarter by completing an equity offering with leading biotechnology investors, extending our cash runway through important clinical milestones, and just last month we announced the refinancing of our debt on favorable terms through an agreement with Silicon Valley Bank, a vote of confidence in our pipeline and its potential from a premier debt provider for life science companies.”

Recent Highlights

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Advancement into 200 mg Cohort. The Company has opened the 200 mg cohort in the Phase 1b/2 trial of its non-covalent BTK inhibitor vecabrutinib in adults with relapsed/refractory chronic lymphocytic leukemia (CLL) and other B-cell malignancies.

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$5.5 Million Loan with Silicon Valley Bank. In April 2019, the Company entered into a $5.5 million loan agreement with Silicon Valley Bank. The new agreement allows the company to retire its existing loan and defer any principal repayment on the new loan for more than 18 months. The new facility includes interest-only payments through 2020, with principal repayment over 24 months beginning in 2021, as well as a lower interest rate than the previous loan. The loan was used for the repayment of the Company’s existing indebtedness.

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Completion of $20 Million Financing. In January, Sunesis completed an equity financing with net proceeds of approximately $18.6 million. The financing attracted participation from leading biotechnology investors and will allow Sunesis to advance vecabrutinib through important clinical milestones as the ongoing dose-escalation study explores potentially active dose levels.

Financial Highlights

•	Cash and cash equivalents totaled $24.8 million as of March 31, 2019, as compared to $13.7 million as of December 31, 2018. The increase of $11.1 million was primarily due to $18.6 million net proceeds from issuance of common and preferred stock, offset by $6.1 million net cash used in operating activities and $1.4 million principal payment on the Loan Agreement with Western Alliance Bank and Solar Capital Ltd.

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Research and development expense was $3.2 million for the three months ended March 31, 2019, as compared to $4.0 million for the same period in 2018. The decrease of $0.8 million between the comparable three-month periods was primarily due to a $0.4 million decrease in salary and personnel expenses due to lower headcount and a $0.4 million decrease in professional services related to higher expenses incurred in the first quarter of 2018 for the start-up cost of Phase 1b/2 trial for vecabrutinib.

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General and administrative expense was $2.4 million for the three months ended March 31, 2019, as compared to $3.4 million for the same period in 2018. The decrease of $1.0 million between the comparable three-month periods was primarily due to a $0.7 million decrease in salary and personnel expenses due to lower headcount and a $0.4 million decrease in professional services expenses due in part to lower vosaroxin patent expenses.

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Interest expense was $0.3 million for the three months ended March 31, 2019 and 2018. The interest expenses from both periods resulted from payments on our Loan Agreement with Western Alliance Bank and Solar Capital Ltd.

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Cash used in operating activities was $6.1 million for the three months ended March 31, 2019, as compared to $6.6 million for the same period in 2018. Net cash used in the three months ended March 31, 2019 resulted primarily from the net loss of $5.9 million, partially offset by adjustments for non-cash items of $0.5 million and changes in operating assets and liabilities of $0.7 million. Net cash used in the three months ended March 31, 2018, resulted primarily from the net loss of $7.3 million and changes in operating assets and liabilities of $0.2 million, offset by net adjustments for non-cash items of $0.9 million.

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Loss from operations was $5.7 million for the three months ended March 31, 2019, as compared to $7.1 million for the same period in 2018.  Net loss was $5.9 million for the three months ended March 31, 2019, as compared to $7.3 million for the same period in 2018.

Conference Call Information

Sunesis will host a conference today at 4:30 p.m. Eastern Time. The call can be accessed by dialing (844) 296-7720 (U.S. and Canada) or (574) 990-1148 (international) and entering passcode 1396684. To access the live audio webcast, or the subsequent archived recording, visit the “Investors and Media – Calendar of Events” section of the Sunesis website at www.sunesis.com. The webcast will be recorded and available for replay on the company’s website for two weeks.

About Sunesis Pharmaceuticals

Sunesis is a biopharmaceutical company developing new targeted therapeutics for the treatment of hematologic and solid cancers. Sunesis has built an experienced drug development organization committed to improving the lives of people with cancer. The Company is focused on advancing its novel kinase inhibitor pipeline, with an emphasis on its oral non-covalent BTK inhibitor vecabrutinib. Vecabrutinib is currently being evaluated in a Phase 1b/2 study in adults with chronic lymphocytic leukemia and other B-cell malignancies that have progressed after prior therapies. The Company’s proprietary PDK1 inhibitor SNS-510 is in preclinical development. PDK1 is a master kinase that activates other kinases important to cell growth and survival including members of the AKT, PKC, RSK, and SGK families. Sunesis is exploring strategic alternatives for vosaroxin, a late-stage investigational product for relapsed or refractory AML. Sunesis also has an interest in the pan-RAF inhibitor TAK-580 which is licensed to Takeda. TAK-580 is in a clinical trial for pediatric low-grade glioma.

For additional information on Sunesis, please visit www.sunesis.com.

SUNESIS and the logos are trademarks of Sunesis Pharmaceuticals, Inc.

This press release contains forward-looking statements, including statements related to Sunesis’ continued development of vecabrutinib (SNS-062), including the timing of Phase 1b/2 trial of vecabrutinib and the therapeutic potential of vecabrutinib, further development and potential of its kinase inhibitor pipeline, and sufficiency of its cash resources and financial position. Words such as “appears”, “expect,” “look forward,” “will” and similar expressions are intended to identify forward-looking statements. These forward-looking statements are based upon Sunesis' current expectations. Forward-looking statements involve risks and uncertainties. Sunesis' actual results and the timing of events could differ materially from those anticipated in such forward-looking statements as a result of these risks and uncertainties, which include, without limitation, the risk related to the timing or conduct of Sunesis' clinical trials, including the vecabrutinib Phase 1b/2 trial, the risk that Sunesis' clinical or preclinical studies for vecabrutinib, SNS-510 or other product candidate may not demonstrate safety or efficacy or lead to regulatory approval, the risk that data to date and trends may not be predictive of future data or results, risks related to the timing or conduct of Sunesis' clinical trials, that Sunesis' development activities for vecabrutinib or SNS-510 could be otherwise halted or significantly delayed for various reasons, that Sunesis may not be able to receive regulatory approval of vecabrutinib, or SNS-510 in the U.S. or Europe, and risks related to Sunesis' ability to raise the capital that it believes to be accessible and is required to fully finance the development and commercialization of vecabrutinib, SNS-510 and other product candidates. These and other risk factors are discussed under "Risk Factors" and elsewhere in Sunesis' Quarterly Report on Form 10-Q  for the quarter ended March 31, 2019 and Sunesis' other filings with the Securities and Exchange Commission.  Sunesis expressly disclaims any obligation or undertaking to release publicly any updates or revisions to any forward-looking statements contained herein reflect any change in Sunesis' expectations with regard thereto or any change in events, conditions or circumstances on which any such statements are based.

SUNESIS PHARMACEUTICALS, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
AND COMPREHENSIVE LOSS
(In thousands, except per share amounts)

	Three months ended March 31,
	2019	2018
	(Unaudited)
Revenue:
License and other revenue	$—	$237
Total revenues	—	237
Operating expenses:
Research and development	3,248	3,969
General and administrative	2,439	3,359
Total operating expenses	5,687	7,328
Loss from operations	(5,687)	(7,091)
Interest expense	(261)	(281)
Other income, net	88	99
Net loss	(5,860)	(7,273)
Unrealized gain on available-for-sale securities	—	2
Comprehensive loss	$(5,860)	$(7,271)
Basic and diluted loss per common share:
Net loss	$(5,860)	$(7,273)
Shares used in computing basic and diluted loss per common share	59,142	34,345
Basic and diluted loss per common share	$(0.10)	$(0.21)

SUNESIS PHARMACEUTICALS, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(In thousands)

	March 31	December 31,
	2019	2018
	(Unaudited)	(Note 1)
ASSETS
Current assets:
Cash and cash equivalents	$24,811	$13,696
Marketable securities	—	—
Prepaids and other current assets	1,599	1,504
Total current assets	26,410	15,200
Property and equipment, net	9	11
Operating lease right-of-use asset	1,226	—
Other assets	109	113
Total assets	$27,754	$15,324
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$861	$1,393
Accrued clinical expense	420	500
Accrued compensation	677	943
Other accrued liabilities	1,440	1,091
Notes payable	6,032	7,396
Operating lease liability - current	545	—
Total current liabilities	9,975	11,323
Other liabilities	12	8
Operating lease liability - long term	681	—
Total liabilities	10,668	11,331
Stockholders’ equity:
Preferred stock	25,647	20,998
Common stock	7	4
Additional paid-in capital	656,761	642,460
Accumulated deficit	(665,329)	(659,469)
Total stockholders’ equity	17,086	3,993
Total liabilities and stockholders’ equity	$27,754	$15,324

Note 1:  The consolidated balance sheet as of December 31, 2018 has been derived from the audited financial statements as of that date included in the Company's Annual Report on Form 10-K for the year ended December 31, 2018.